EXHIBIT 14.1

Directors Code of Business
Conduct

BODPOL-CBC-001

Directors Code of Business Conduct

STATEMENT OF POLICY		3
Purpose and Goals		3
1.0	SCOPE	3
2.0	POLICY	3
2.1 Principles and Practices.		3
3.0	APPENDIX C: DESIGNATED EMPLOYER REPRESENTATIVE	5
4.0	APPENDIX D: ACKNOWLEDGEMENT AND CERTIFICATION OF RECEIPT OF POLICY	6

Directors Code of Business Conduct

STATEMENT OF POLICY

Purpose and Goals

The purpose of this policy is to define practices, policies, and procedures within the Deep Down, Inc. Corporate Organization that conform to internal business practices, as well as practices and procedures that must comply with state and federal regulations.

1.0	SCOPE

This Code of Ethics (“the Code”) for Directors has been adopted by the Board of Directors of Deep Down, Inc. (“the Company”) to promote honest and ethical conduct and compliance with applicable laws, rules, regulations and standards. The Board recognizes that no code of conduct and ethics can replace the thoughtful behavior of an ethical Director. Such a code, however, can focus attention on areas of ethical risk, provide guidance to help recognize and deal with ethical issues, and help to foster a culture of honesty and accountability.

Any waiver of the Code may be made only by the Board of Directors or a Committee of the Board, and must be disclosed promptly to shareholders.

2.0	POLICY

2.1	Principles and Practices.

In performing his or her duties, a Director of Deep Down, Inc. should abide by the following principles:

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Conflicts of Interest. Directors should conduct themselves in an honest and ethical manner and avoid any actual or apparent conflict of interest.  A conflict of interest occurs when a Director’s private interest interferes, in any way, with the interests of the Company, and/or makes it difficult to perform his or her duty objectively and effectively.

Directors should inform the Chairman of the Board and the Chief Executive Officer of the Company prior to accepting a director or officer position or other affiliation with a for-profit entity.

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Corporate Opportunities. Directors should not (a) take for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information, or position for personal gain; or (c) compete with the Company. Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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Confidentiality. Directors should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

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Fair Dealing. Directors should endeavor to deal fairly with the Company’s various constituents. No Director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Directors Code of Business Conduct

●	Protection and Proper use of Company Assets. Directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

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Compliance with Laws, Rules and Regulations (including Insider Trading Laws). Directors should proactively promote compliance with laws, rules and regulations, including insider trading laws. Insider trading is both unethical and illegal.

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Encouraging the Reporting of any Illegal or Unethical Behavior. Directors should proactively promote ethical behavior. Directors should ensure that the Company encourages employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Directors should ensure that the Company has an effective means for employees to report violations of laws, rules, regulations or the Company’s Code of Ethics for Management Personnel, including Senior Financial Officers or its Standards of Conduct. Directors should ensure that the Company does not allow retaliation for reports made in good faith and that this is policy communicated to the employee.

●	Annual Certification. Directors will annually sign a confirmation that they have read and will comply with this Code.

Directors Code of Business Conduct

3.0	APPENDIX C: DESIGNATED EMPLOYER REPRESENTATIVE

Deep Down policy requires the designation of an “Employer Representative” who will serve as a central point of contact in the event any interested party(-ies) require further clarifications or communications concerning aspects of this policy.  The Designated Employer Representative for Deep Down presenting this Directors Code of Business Conduct Policy is:

Mr. John Van Hyfte

Corporate QHSE – HR Manager

Deep Down, Inc.

8827 West Sam Houston Parkway N.

Suite 100

Houston, Texas 77040

Telephone: +1-281-517-5000

Fax: +1-281-949-5805

Directors Code of Business Conduct

4.0	APPENDIX D: ACKNOWLEDGEMENT AND CERTIFICATION OF RECEIPT OF POLICY

POLICY AWARENESS INFORMATION

●	I have received a copy of the latest Deep Down Directors Code of Business Conduct Policy (Document Number BODPOL-CBC-001) dated 4/14/2010.

●	I have read or shall read the current Deep Down Directors Code of Business Conduct Policy BODPOL-CBC-001dated 4/14/2010.

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I understand that my employer, Deep Down, adheres to all of its policies, and that I agree to abide by those policies, as well as any new or revised policies made available to me, as is the right of Deep Down to do from time to time.

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I understand that this Deep Down Directors Code of Business Conduct Policy is not a contract, either expressed or implied, between my employer, Deep Down, its affiliates, subsidiaries, and me, and unless superseded by an executed contract, it does not alter the “at will” nature of my employment with Deep Down or its subsidiaries.

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I understand that by my signing this Acknowledgement and Certification of receipt of Policy and associated information, that I am not being threatened or coerced in any way to sign this document, in fear of losing my job if I am an existing employee of Deep Down.

_____________________________	_____________________________
Signature of Employee	Social Security Number of Employee
(Last four digits)

_____________________________	_____________________________
Printed Name of Employee	Date